Exhibit 99.1
OXiGENE REGAINS NASDAQ CLOSING BID PRICE COMPLIANCE
SOUTH SAN FRANCISCO, Calif., March 15, 2011— OXiGENE, Inc. (NASDAQ: OXGND), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, today announced that on March 10, 2011, NASDAQ notified the Company that it regained compliance with the minimum $1.00 per share closing bid price requirement for continued listing.
As previously announced, following a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”), the Panel decided to continue the Company’s listing on The NASDAQ Capital Market, following transfer from The NASDAQ Global Market, subject to the condition that, on or before June 13, 2011, the Company evidence a closing bid price of $1.00 per share or more for at least ten prior consecutive trading days. Separately, the Company must also demonstrate regained compliance with the $35 million minimum market value of listed securities (“Market Capitalization”) requirement or the minimum $2.5 million stockholders’ equity (“Minimum Equity”) requirement prior to June 13, 2011. While the Company expects to regain compliance with all The NASDAQ Capital Market listing requirements and satisfy all the terms of the Panel’s decision, there can be no assurance that it will be able to do so.
The Company will continue to trade under the ticker symbol OXGND through March 21, 2011. The Company’s symbol will revert back to OXGN on March 22, 2011.
About OXiGENE, Inc.
OXiGENE is a clinical-stage biotechnology company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including the Company’s anticipated ability to regain compliance in a timely manner with the Market Capitalization, Minimum Equity or other NASDAQ Capital Market listing requirements and satisfy all the terms of the Panel’s decision. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the Company’s inability to obtain additional financing or achieve the required market value of its listed securities. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006